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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-4) of Magna International Inc. for the registration of its Class A Subordinate Voting Shares and to the incorporation by reference therein of our report dated February 11, 2002, with respect to the consolidated financial statements of Magna International Inc. for the year ended December 31, 2001 included as
Exhibit 3 in the Report on Form 6-K of Magna International Inc. dated April 4, 2002, filed with the Securities and Exchange Commission.

Toronto, Canada                        /s/ Ernst & Young LLP
August 28, 2002                        Chartered Accountants




        COMMENTS FOR U.S. READERS BY INDEPENDENT AUDITORS ON CANADA/U.S.
                               REPORTING CONFLICT


In the United States, reporting standards for auditors require the addition of an explanatory paragraph in the auditors' report (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of a company's financial statements. Our report to the Shareholders of Magna International Inc. dated February 11, 2002 is expressed in accordance with Canadian reporting standards which do not require reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements. For the year ended December 31, 2001, the Company changed its method of accounting for earnings per share as described in note 2 to the consolidated financial statements.




Toronto, Canada                        /s/ Ernst & Young LLP
August 28, 2002                          Chartered Accountants